UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2007

UNIVERSAL AMERICAN FINANCIAL CORP.
(Exact name of Registrant as Specified in Charter)

New York	0-11321	11-2580136
(State of incorporation	(Commission File Number)	(I.R.S. Employer
or organization)		Identification No.)

Six International Drive, Suite 190

Rye Brook, New York 10573

(Address of Principal Executive Offices) (Zip Code)

(914) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24013e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On September 21, 2007, our Board of Directors elected Charles E. Hallberg, Matthew W. Etheridge, Mark Gormley and Sean M. Traynor to serve as directors. On October 25, 2007, the Board determined that Mr. Etheridge is independent, and appointed Mr. Etheridge to serve on its Nominating and Governance Committee and its Investment Committee, and Mr. Traynor to serve on its Executive Committee.

Set forth below is biographical information regarding each of our new directors:

Mr. Hallberg, 56, founded MemberHealth, Inc. in 1998 and is its president and chief executive officer.  Mr. Hallberg previously served as vice president of marketing and sales and a principal of Continental Managed Pharmacy, an integrated prescription benefit mail service pharmacy.  He also founded Automated Scripts Net, a national pharmacy benefits management company. Prior to that, Mr. Hallberg served as executive vice president, administration, general counsel and secretary at General Computer Corporation (now MedE America Corporation, a WebMD company).  Previously he served as corporate counsel for Revco D.S., Inc.

Mr. Etheridge, 35, is a Managing Partner of Perry Capital LLC, a private investment management firm, where he co-heads the firm’s Healthcare group. Prior to joining Perry Capital in 2001, Mr. Etheridge was an investment analyst for Stanford Management Company, which manages Stanford University’s endowment. Prior to joining Stanford Management in 1997, Mr. Etheridge was a consultant with McKinsey & Company.

Mr. Gormley, 48,  is a Partner at Lee Equity Partners, a growth buyout investment firm, recently founded by Thomas H. Lee. Prior to joining Lee Equity Partners, Mr. Gormley was a founding partner of Capital Z. Prior to joining Capital Z in 1998, Mr. Gormley was a Managing Director at Donaldson, Lufkin & Jenrette, Inc., known as DLJ, and was a leader of the firm’s Insurance and Asset Management Investment Banking Group. Prior to joining DLJ in 1989, Mr. Gormley was a Vice President at Merrill Lynch & Co., Inc. where he was a founding member of the Insurance and Asset Management Investment Banking Group. Mr. Gormley serves as a director of NewStar Financial Inc. and Permanent General Assurance Corp. In addition, Mr. Gormley is a trustee of the Committee for Hispanic Families and Children.

Mr. Traynor, 38,  joined Welsh, Carson, Anderson & Stowe, known as WCAS, in 1999 and focuses on investments in the healthcare industry. Prior to joining WCAS, he worked in the healthcare and insurance investment banking groups at BT Alex. Brown. Previously, Mr. Traynor spent three years with Coopers & Lybrand. Mr. Traynor sits on the boards of Select Medical Corporation, Amerisafe, Inc., and several privately-held companies.

In accordance with the our 1998 Incentive Compensation Plan, as amended, which requires the automatic grant of options to purchase our common stock to newly-elected non-employee directors, we granted options to purchase 10,000 shares of our common stock, par value $0.01 per share, at an exercise price of $21.99 per share, the closing price of such common stock on the date of their election to the Board, for each of Messrs. Etheridge, Gormley and Traynor. The options vest ratably at the first, second and third anniversaries of the grant date and expire after the fifth year. Unvested options are forfeited upon any termination, including retirement. At the direction of Mr. Etheridge, we granted  options to acquire 3,157 shares to Perry Partners L.P., options to acquire 5,844 shares to Perry Partners International Inc., options to acquire 154 shares to Perry Private Opportunities Offshore Fund, L.P. and options to acquire 845 shares to Perry Private Opportunities Fund, L.P. At the direction of Mr. Gormley, we granted options to acquire 10,000 shares to Lee Equity Partners, L.L.C. At the direction of Mr. Traynor, we granted options to acquire 10,000 shares to WCAS Management Corporation.

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Information contained in this report, including any exhibit, and oral statements made from time to time by our representatives may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. These forward-looking statements may include, but not be limited to, statements regarding the effectiveness and completeness of our compliance with Centers for Medicare and Medicaid Services regulations and requirements and its effect on our earnings; the identification of acquisition candidates and the completion and/or integration or accretion of any such transactions; statements regarding our expectations of our operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Medicare Part D program, including our estimates of membership, costs and revenues; and future operating results. Although we believe that the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will achieve our expectations. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond our ability to control or predict. Important factors that may cause actual results to differ materially and that could impact us and the statements contained in this report, including any exhibit,  can be found in our filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. We assume no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL AMERICAN FINANCIAL CORP.

By:	/s/ Mitchell J. Stier
Mitchell J. Stier
Senior Vice President and General Counsel

Date:  November 5, 2007